Exhibit(d)(2)

Mutual Confidentiality Agreement

This Mutual Confidentiality Agreement (“Agreement”) is entered into as of 20 February 2025 (“Effective Date”) by and between Allakos Inc., a Delaware corporation having its principal address at 825 Industrial Road, Suite 500, San Carlos, CA 94070 (“Allakos”), and Tang Capital Management LLC, a Delaware limited liability company, having its principal address at 4747 Executive Dr., Suite 210, San Diego, CA 92121 (“Tang Capital”). The parties wish to protect and preserve the confidential and/or proprietary nature of information and materials that may be disclosed or made available to each other, or each other’s affiliates, in connection with certain discussions, negotiations or dealings between the parties relating to a potential business transaction (the “Purpose”). For purposes of this Agreement, Tang Capital’s affiliates include, but are not limited to, Tang Capital Partners, LP and Concentra Biosciences, LLC, a wholly owned subsidiary of Tang Capital Partners, LP. In consideration of the foregoing and the rights and obligations set forth herein, both parties hereby agree as follows:

1. Proprietary Information.

“Proprietary Information” means all non-public information that is disclosed by the disclosing party (“Discloser”) to the receiving party (“Recipient”) or obtained by Recipient through inspection or observation of Discloser’s property or facilities (whether in writing, or in oral, graphic, electronic or any other form) that is marked as (or provided under circumstances reasonably indicating it is) confidential or proprietary, or if disclosed orally or in other intangible form or in any form that is not so marked, that is identified as confidential at the time of such disclosure. In particular, the Proprietary Information shall include, without limitation, trade secrets, know-how, inventions, ideas, tangible and intangible information relating to biological materials, cell lines, formulations, compounds, structures, products, processes, designs, formulas, methods, techniques, programs, software models, algorithms, developmental or experimental work, test data and results, compilations of data, plans for research and development, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees and strategic partners, and the existence and terms of any business discussions, negotiations or agreements to which the Discloser is a party.

2. Non-Disclosure and Limited Use.

Recipient shall hold all Proprietary Information in strict confidence and shall not disclose any Proprietary Information to any third party, other than to its employees, agents, consultants, subsidiaries, directors and other affiliates (“Representatives”) who need to know such information and who are bound in writing by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein.  Recipient shall not use any Proprietary Information for the benefit of itself or any third party or for any purpose other than the Purpose. Recipient shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Proprietary Information. Recipient shall not make any copies of the Proprietary Information except to the extent reasonably necessary to carry out the Purpose, or unless otherwise approved in writing in advance by Discloser. Any such copies made shall be identified as the property of Discloser and marked “confidential,” “proprietary” or with a similar legend. Recipient shall not decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) any Proprietary Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Proprietary Information or any portion thereof. If the parties mutually agree to enter into or continue a business relationship or other arrangement relating to the Purpose and do not enter into a new confidentiality agreement, the terms and conditions set forth herein shall also apply to any information and/or materials related to, or activities undertaken in connection with, carrying out such business relationship or other arrangement, unless otherwise agreed to by the parties in writing. Except as required by law (including required disclosures or statements on Schedule 13D or amendments thereto) or as reasonably required to assert its rights hereunder, neither party shall disclose the existence or substance of the discussions between the parties or any terms of this Agreement or any related agreement between the parties (or any matters relating thereto), without the prior written consent of the other party.  The obligations of this Section 2 with respect to any item of Proprietary Information or with respect to any discussions or agreements between the parties shall survive any termination or expiration of this Agreement for a further five (5) years.

3. Scope.

The obligations of this Agreement, including the restrictions on disclosure and use, shall not apply with respect to any Proprietary Information to the extent such Proprietary Information: (a) is or becomes publicly known through no act or omission of Recipient; (b) was rightfully known by Recipient before receipt from Discloser, as evidenced by Recipient’s contemporaneous written records; (c) becomes rightfully known to Recipient without confidential or proprietary restriction from a source other than Discloser that does not owe a duty of confidentiality to Discloser with respect to such Proprietary Information; or (d) is independently developed by Recipient without the use of or reference to the Proprietary Information of Discloser, as evidenced by Recipient’s contemporaneous written records. In addition, Recipient may use or disclose Proprietary Information to the extent (i) approved by Discloser or

(ii) Recipient is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, Recipient shall give Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information. Further, each party may disclose the terms and conditions of this Agreement: (A) in confidence, to legal counsel; (B) in confidence, to accountants, banks, and financing sources and their advisors; and (C) in connection with the enforcement of this Agreement or any rights hereunder.

4. Ownership.

All Proprietary Information of Discloser (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of Discloser. Recipient does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information in accordance with the express provisions of this Agreement. All rights relating to the Proprietary Information that are not expressly granted hereunder to Recipient are reserved and retained by Discloser.

5. No Warranty.

Except as may be otherwise agreed to in writing, no warranties of any kind, whether express or implied, are given by Discloser with respect to any Proprietary Information or any use thereof, and the Proprietary Information is provided on an “AS IS” basis. Discloser hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose and any warranties arising out of course of performance, course of dealing or usage of trade.

6. Termination.

This Agreement shall come into force on the Effective Date and shall remain in force for a period of one (1) year unless terminated earlier in accordance with this Section 6. Either party may terminate this Agreement at any time upon written notice to the other party, and neither party shall have any obligation to disclose any Proprietary Information or to continue discussions relating to, or to enter into or continue any arrangement or agreement relating to, the Purpose or any other matter, except as agreed in writing by the parties. Sections 4, 5, 6, 7, 8, and 9 and, to the extent expressly provided therein, Sections 2 and 3, shall survive the expiration or termination of this Agreement.

7. Remedies.

Recipient agrees that, due to the unique nature of the Proprietary Information, the unauthorized disclosure or use of the Proprietary Information of Discloser will cause irreparable harm and significant injury to Discloser, the extent of which will be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, Recipient agrees that Discloser, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement without the necessity of posting any bond or other security. Recipient shall notify Discloser in writing immediately upon Recipient’s becoming aware of any such breach or threatened breach.

8. Return of Materials.

Upon any termination of discussions or any business relationship between the parties related to the Purpose, or of this Agreement, or at any time at Discloser’s request, (a) Recipient shall promptly return to Discloser or destroy all materials (in written, electronic or other form) containing or constituting Proprietary Information of Discloser, including any copies and extracts thereof, and (b) Recipient shall not use such Proprietary Information in any way for any purpose.

9. Miscellaneous.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties. The waiver by either party of a default under any provision of this Agreement shall not be construed as a waiver of any subsequent default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without reference to its conflicts of laws provisions. This Agreement and the rights and obligations hereunder may not be assigned or delegated by either party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party; except that either party may assign this Agreement in its entirety, without consent of the other party, to its successor in interest in connection with a merger, reorganization, or sale of all or substantially all assets or equity not involving a direct competitor of the other party. Any attempted assignment of this Agreement not in compliance with this Section 9 will be null and void. No assignment will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to affect the intent of the parties and shall be reformed to the extent necessary to make such provision valid and enforceable. The parties are independent contractors, and neither party shall have any authority of any kind to bind the other party in any respect whatsoever. Each party shall comply with all applicable laws and regulations in connection with any acts or omissions under or relating to this Agreement, including, without limitation, all laws and regulations relating to the export of technical data or products. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Allakos acknowledges that Tang Capital is in the investment business. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit, restrict or impair the ability of Tang Capital or its Representatives to engage in transactions with respect to securities of any entity so long as such transactions would not violate applicable securities laws. Allakos acknowledges and understands that Tang Capital and its Representatives may now or in the future evaluate, invest in or do business with competitors or potential competitors of Allakos.  Accordingly, nothing in this Agreement will be construed as a representation or agreement that Tang Capital and its Representatives will not continue to evaluate, invest in or do business with competitors or potential competitors of Allakos.

Allakos Inc.		Tang Capital Management LLC

By:	/s/ Karen E Flick	By:	/s/ Kevin Tang
	(signature)		(signature)

Name:	Karen E Flick	Name:	Kevin Tang
	(print)		(print)

Title:	General Counsel	Title:	President